Exhibit 11

                             BNP U.S. FUNDING L.L.C.

                       Computation of net income per share
                      (in thousands, except per share data)

                                                            Twelve-month
                                                             period ended
                                                          December 31, 2000
                                                          -----------------

Net Income                                                   $   66,341
Less:  Preferred Securities Dividend Requirement
Net Income (Loss) Applicable to Common Securities                38,690
                                                                 ------
                                                             $   27,651
Securities:                                                      ======
Weighted Average Number of Common Securities                     53,011
                                                                 ======
Outstanding
Net Income (Loss) per Common Security                        $   521.61
                                                                 ======